Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-1A and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) for the registration of up to 15,094,340 common units, consisting of common share and one half of common warrant to purchase common share, up to 15,094,340 pre-funded units, consisting of common share and one half of common warrant to purchase common share and/or common shares underlying the common and pre-funded units and to the incorporation by reference therein of our report dated November 27, 2023, except for the effects of the reverse stock splits and the change in presentation currency as described in Note 2, the reclassification of derivative liabilities as described in Note 4 and the restated segment information as described in Note 29, as to which the date is November 28, 2025, with respect to the consolidated financial statements of the Company as of and for the year ended August 31, 2023, incorporated by reference in its Annual Report (on Form 20-F) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

December 15, 2025

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